Exhibit 4.8

Exclusive Technology Consulting and Service Framework Agreement

This Exclusive Technology Consulting and Service Framework Agreement (hereinafter referred to as this “Framework Agreement”) is entered into on this 1th day of August, 2012 in Chaoyang District of Beijing, the People’s Republic of China (“China” or the “PRC”) by and between the following parties:

Party A: Ku6 (Beijing) Technology Co., Ltd.

Address: Units 1811-1816, Building 4, No.1 Yard, Wangzhuang Road, Haidian District, Beijing;

Party B: Ku6 (Beijing) Information Technology Co., Ltd.

Address: Room 08A, Building A, the 8th layer, No.28 A, Information Road, Haidian District, Beijing.

(Party A and Party B hereinafter individually referred to as a “Party” and collectively the “Parties”.)

Whereas,

1.     Party A is a wholly foreign-owned enterprise incorporated and existing under the laws of the People’ Republic of China (the “PRC”) capable of providing technology consulting and services;

2.     Party B is a limited liability company incorporated in the PRC; and

3.     Party A agrees to provide Party B and its affiliated companies with the technology consulting and services according to this Framework Agreement, and Party B agrees to accept such technology consulting and services from Party A according to this Framework Agreement.

NOW THEREFORE, based on the principle of equality and mutual benefits and through friendly consultations, the Parties agree as follows:

1.              Technology Consulting and Services

1.1   Party A agrees to provide Party B and its affiliated companies with technology consulting and services, which shall include but not limited to developing, optimizing, operating and maintaining computer software, hardware and systems, network security, and providing technology supports and technology transfer services, subject to the terms and conditions hereof. For the purpose hereof, Party B’s affiliated companies shall refer to the companies, of which Party B holds 50% or more shares or voting rights.

1.2   Party B agrees to accept the technology consulting and services provided by Party A exclusively during the term of this Framework Agreement. Party B further agrees and undertakes that during the term hereof, it and any of its affiliated companies will not accept any other technology consulting and services with respect to the business covered by this Framework Agreement from any third party (except for any third party designated by Party A), unless otherwise agreed by Party A in writing in advance.

1.4   In consideration of the good cooperation relationship between the Parties, Party B undertakes that it and/or its affiliated companies shall obtain Party A’s prior written consent if it intends to carry out any business cooperation with any third party which is same as or similar to the technology consulting and services hereunder.

1.5   The Parties agree that Party A and Party B or any of its affiliated companies may enter into specific agreements (hereinafter referred to as the “Specific Agreement”) in writing in respect of specific technology consulting and service items, projects or work according to the actual needs. The Parties acknowledge that each Specific Agreement shall automatically become an integral part of this Framework Agreement upon the execution thereof. No Specific Agreement shall prejudice to any extent the effectiveness of this Framework Agreement or the Parties’ rights and obligations hereunder.

2.              Service Fees

2.1   The Parties agree that the technology consulting and service fees (hereinafter referred to as the “Service Fees”) hereunder shall be determined in the Specific Agreement taking into consideration of the difficulty and complexity of the specific technology consulting and service items, projects or work, time that Party A and its employees spend, the specific contents and commercial value of the technology consulting and services as well as the revenue that Party B and its affiliated companies may obtain by using the services hereunder.

2.2   Unless otherwise agreed in the Specific Agreement, the amount of the Service Fees to be paid by Party B and/or its affiliated companies shall be subject to the amount indicated in the service fee bills issued by Party A. Party B and/or its affiliated companies shall pay the Service Fees to the bank account designated by Party A within ten (10) business days upon receipt of the service fee bills issued by Party A. Party B shall provide copies of the payment receipt to Party A via facsimile or registered mail within ten (10) business days after it pays the amount. In case that Party B and/or any of its affiliated companies fails to pay the Service Fees or any other fees under this Framework Agreement, Party B and/or its affiliated companies shall pay Party A penalties at the rate of 0.05% of the delayed amount for each day of delay.

2.3   Party A shall have the right to appoint any of its employees or a certified public accountant from the PRC or any other country (hereinafter referred to as “Party A’s Authorized Representative”) to check Party B’s accounts for the purpose of examining the calculation methods and amount of the Service Fees. For the purpose of auditing Party B’s accounts and confirming the amount of Service Fees, Party B shall provide Party A’s Authorized Representative with the documentation, books, records and information as requested by Party A’s Authorized Representative. Save for significant errors, the amount of the Service Fees shall be such amount as confirmed by Party A’s Authorized Representative. Party A shall be entitled to issue bills requesting Party B (or Party B’s affiliated companies) to pay any unpaid Service Fees at any time after the issuance of the audit report by Party A’s Authorized Representative. Party B and/or Party B’s affiliated companies shall make payment within seven (7) business days upon its receipt of the bills.

2.4   Unless otherwise agreed by the Parties, Party B and/or its affiliated companies shall not for any reason deduct any amount from or offset the Service Fees payable to Party A in accordance with this Framework Agreement.

2.5   Party B and/or its affiliated companies shall reimburse any out-of-pocket expenses incurred by Party A from its provision of the technology consulting and services hereunder, including but not limited to travelling expenses, transportation fees, printing fees, and etc.

2.6   All payment payable by Party B and/or its affiliated companies to Party A shall be a net amount after deduction of tax, bank handling fees or any other expenses.

3.              Representations and Warranties

3.1   Party A hereby represents and warrants as follows:

3.1.1    It is a wholly foreign-owned company incorporated and validly existing under the laws of the PRC;

3.1.2    It has full corporate power and authorization to execute and deliver this Framework Agreement and all the other documents to be entered into by it in relation to the transaction referred to herein, and it has the full power and authorization to complete such transaction;

3.1.3    This Framework Agreement, once executed, shall constitute a lawful, effective and enforceable document with binding force on Party A.

3.2   Party B hereby represents and warrants as follows:

3.2.1    Party B and its affiliated companies are companies duly incorporated and validly existing under the laws of the PRC;

3.2.2    It has full corporate power and authorization to execute and deliver this Framework Agreement and all the other documents to be entered into by it in relation to the transaction referred to herein, and it has the full power and authorization to complete such transaction. All consent and approvals from third parties and the government, if any, have been obtained, and the execution and performance of the Framework Agreement shall not violate any applicable laws or other restrictions;

3.2.3    This Framework Agreement, once executed, shall constitute a lawful, effective and enforceable document with binding force on Party B;

3.2.4    Any of Party B’s affiliated companies agrees to be bound by this Framework Agreement.

4.              Confidentiality

4.1   Each of Party B and its affiliated companies shall be obligated to keep in confidence (i) the commercial secrets, proprietary information and customer information in relation to Party A known to or received by it as the result of execution and performance of this Framework Agreement; and (ii) the customer information and other non-public information jointly owned by it and Party A (hereinafter collectively referred to as the “Confidential Information”). Each of Party B and its affiliated companies may use such Confidential Information only for the purpose of performing its obligations hereunder. Party B and its affiliated companies shall not disclose the above Confidential Information to any third party without the written consent of Party A; otherwise, Party B and its affiliated companies shall bear the default liabilities and indemnify the losses thus suffered by Party A.

4.2   Upon termination of this Framework Agreement, Party B and its affiliated companies shall, upon Party A’s request, return, destroy or otherwise dispose of all the documents, materials or software containing the Confidential Information and cease to use such Confidential Information.

4.3   The Parties agree that this Section shall survive the amendment, termination or expiration of this Framework Agreement.

5.              Default Liability

5.1   In the event that either Party hereto breaches this Framework Agreement or any of its representations and warranties hereunder, the non-breaching Party may give a written notice to the breaching Party requiring the breaching Party to correct its defaults within ten (10) days upon receipt of such notice, to take necessary measures for avoiding any damages and to continue to perform this Framework Agreement. In case of any occurrence of damages, the breaching Party shall indemnify the non-breaching Party so as to ensure that the non-breaching Party is able to obtain all rights and benefits as if this Framework Agreement would have been performed.

5.2   In the event that the breaching Party fails to correct its defaults within ten (10) days upon receipt of the said notice in accordance with Section 5.1 above, the non-breaching Party shall be entitled to request such breaching Party to indemnify any costs, liabilities or losses (including but not limited to interest loss and attorney’s fees) that may be paid or suffered by the non-breaching Party due to such defaults.

6.              Effectiveness, Performance and Term

6.1   This Framework Agreement shall be executed and take effect as of the date first written above.

6.2   Unless otherwise early terminated by Party A, this Framework Agreement shall continue to be valid for twenty (20) years from the date of execution hereof (the “Term”). Upon written request by Party A prior to the expiry of this Agreement, the Term of this Agreement may be extended for such period of time as requested by Party A.

7.              Termination

7.1   Party B shall not early terminate this Framework Agreement during the Term hereof. In the event that Party B early terminates this Framework Agreement without any justified reasons during the Term of this Framework Agreement, it shall indemnify all the losses suffered by Party A, and shall forthwith pay to Party A the Service Fees for services that have been rendered. Party A shall be entitled to terminate this Framework at any time without assuming any liabilities, by giving a thirty-day prior written notice to Party B. In case the termination of this Framework Agreement by Party A is due to Party B’s violation of this Framework Agreement, Party B shall be liable to indemnify all the losses suffered by Party A and to pay the Service Fees for services that have been rendered by Party A.

7.2   This Framework Agreement may be terminated upon mutual agreement between the Parties.

7.3   The rights and obligations of the Parties under Article 4 and 5 shall survive the termination of this Framework Agreement.

8.              Dispute Resolution

8.1   Any dispute arising out of the interpretation to or performance of this Framework Agreement shall be resolved through friendly consultations in good faith by the Parties; if the dispute cannot be resolved through negotiation, any Party may submit such dispute to the Beijing Arbitration Commission according to it then effective arbitration rules. The language in the arbitration proceedings shall be Chinese. The awards shall be final and binding upon the Parties. This section shall not be affected by any termination or expiration of this Framework Agreement.

8.2   Save for the matters under disputes, the Parties shall continue to perform their respective obligations in good faith in accordance with this Framework Agreement.

9.              Force Majeure

9.1   “Force Majeure Event” shall mean any event beyond the reasonable controls of the Party so affected, which are unavoidable even if the affected Party takes a reasonable care, including but not limited to governmental acts, Act of God, fires, explosion, storms, floods, earthquakes, morning and evening tides, lightning or wars. However, any shortage of credits, funds or financing shall not be deemed as the events beyond reasonable controls of the affected Party. The affected Party seeking for the exemption of any performance of this Framework Agreement shall forthwith inform the other Party of such event and its proposed measures to make further performance.

9.2   In the event that the performance of this Framework Agreement is delayed or interrupted due to the said Force Majeure Event, the affected Party shall be excused from any liability to the extent of the delayed or interrupted performance. The affected Party shall take necessary measures to minimize or eliminate the adverse impacts therefrom. The Parties agree to use their best efforts to recover the performance of this Framework Agreement once the said Force Majeure Event disappears.

10.       Notices

10.1     All notices and correspondences for the purpose of exercising the rights and performing the obligations hereunder shall be in writing, and be delivered in person, or by registered mail, postage prepaid mail, generally accepted courier service or facsimile to the following addresses of the Parties:

Party A: Ku6 (Beijing) Technology Co., Ltd.

Address: Units 1811-1816,Building 4, No.1 Yard, Wangzhuang Road,Haidian District, Beijing

Fax: 010-57586834

Tel: 010-57586834

Addressee:

Party B: Ku6 (Beijing) Information Technology Co., Ltd.

Address: Room 08A, Building A, the 8th layer, No.28 A, Information Road, Haidian District, Beijing

Fax: 010-57586834

Tel: 010-57586834

10.2     Any notice and correspondence shall be deemed to have been effectively delivered:

(1)    at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

(2)    on the date that the receiving Party signs for the document, if delivered in person (including express mail);

(3)    on the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail.

11.  Assignment

Unless agreed by Party A in writing in advance, Party B shall not assign any of its rights and obligations hereunder to any third party. Party A may assign any of its rights and obligations hereunder to its affiliates without Party B’s prior consents, provided that it shall inform Party B of such assignment.

12.  Severability

In the event that any provision hereof becomes invalid or unenforceable due to its conflicts with the laws, such provision shall be held invalid or unenforceable to the extent required by the governing laws, and shall not affect the validity of the remaining provisions of this Framework Agreement.

13.  Amendment and Supplement

Any amendment or supplement to this Agreement shall be made in writing, which upon execution by the Parties shall constitute an integral part of this Agreement, and shall have the same legal effect as this Agreement.

14.  Counterparts

This Framework Agreement shall be made in Chinese and executed in two (2) counterparts, of which each Party shall keep one copy.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to enter into this Framework Agreement on the date first written above.

Party A: Ku6 (Beijing) Technology Co., Ltd. (Seal)	[Seal]
Legal Representative/Authorized Representative:
/s/ Yu Shi
Title: Representative Director

Party B: Ku6 (Beijing) Information Technology Co., Ltd. (Seal)	[Seal]
Legal Representative/Authorized Representative:
/s/ Yu Shi
Title: Representative Director